UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): October 1, 2024

NEXTPLAT CORP
(Exact Name of Registrant as Specified in its Charter)

Nevada	001-40447	65-0783722
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

3250 Mary St., Suite 410
Coconut Grove, FL 33133
(Address of principal executive offices and zip code)

(305) 560-5355
(Registrant’s telephone number, including area code)

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock, par value $0.0001	NXPL	The Nasdaq Stock Market, Inc.
Warrants	NXPLW	The Nasdaq Stock Market, Inc.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The Board of Directors (the “Board”) of NextPlat Corp (the “Company”) unanimously elected Ms. Elizabeth Alcaine to the Board to fill a vacancy in the Board effective as of October 1, 2024, and to serve until her successor shall have been duly elected and qualified or until her earlier resignation or removal.

Ms. Alcaine, age 55, combines over 25 years of experience in the healthcare sector. Prior to joining the Board, Ms. Alcaine served as a member of the board of directors of Progressive Care Inc. She also currently serves as president of the Coral Coast HOA Board. In 2017, Ms. Alcaine became a co-founder of AskVetMD, a platform that makes veterinarians easily accessible, and remained until 2022. During 2023, she became a consultant for AskVetMD. From 2009 through 2018, Ms. Alcaine was an Advisory Committee member for the Miami Childrens Hospital Foundation. She has an undergraduate degree from Miami Dade College. Ms. Alcaine was appointed to the Board because of her extensive experience in the healthcare sector.

In connection with Ms. Alcaine’s appointment to the Board, the Company entered into an independent director agreement with Ms. Alcaine that is effective as of October 1, 2024 (the “Alcaine Agreement”). The Alcaine Agreement has a term of one year. The term of the Alcaine Agreement may be extended for one-year periods upon re-appointment or election to the Board, unless terminated by the Company or Ms. Alcaine. Ms. Alcaine’s compensation includes common stock issued on an annual basis for so long as Ms. Alcaine serves on the board equivalent to $25,000, as determined based on the average closing price on the three trading days immediately preceding the anniversary date of the agreement. In addition, Ms. Alcaine shall be entitled to receive bonus(es) as determined by the Board and its Compensation Committee and to participate in any other compensation plans adopted by the Board for which Ms. Alcaine is eligible. Ms. Alcaine is also eligible for such grants of awards under stock option or other equity incentive plans as the Compensation Committee of the Company may from time to time determine. The Company is required to pay or to reimburse Ms. Alcaine for all reasonable out-of-pocket expenses actually incurred or paid by Ms. Alcaine in the course of her service, consistent with the Company’s policy. The Alcaine Agreement also contains certain provisions that are customary for agreements of this nature, including, without limitation, confidentiality provisions, indemnification provisions, etc.

The foregoing description of the Alcaine Agreement is qualified in its entirety by the actual text of the agreement, which is attached hereto as Exhibits 10.1, and is incorporated herein by reference.

In addition, on October 1, 2024 the Board approved the membership of the Company’s audit committee, compensation committee, and nominating committee. The membership of each such committee is now as follows:

●	Audit Committee: Rodney Barreto (Committee Chair), Louis Cusimano, and Hector Delgado

●	Compensation Committee: Hector Delgado (Committee Chair), Louis Cusimano, and Anthony Armas

●	Nominating Committee: Louis Cusimano (Committee Chair), Rodney Barreto, and Elizabeth Alcaine

There is no arrangement or understanding between Ms. Alcaine and any other person pursuant to which Ms. Alcaine was appointed as a director. In addition, there are no family relationships between Ms. Alcaine and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. Ms. Alcaine has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.

Exhibits.

Exhibit No.	Description
10.1	Elizabeth Alcaine Independent Director Agreement
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXTPLAT CORP.

	By:	/s/ Charles M. Fernandez
	Name:	Charles M. Fernandez
	Title:	Executive Chairman and Chief Executive Officer

Dated: October 4, 2024

3